Exhibit A


                                  UBRANDIT.COM
                  MEMBERS OF MANAGEMENT AND BOARD OF DIRECTORS
                    PRIOR TO MARCH 11, 1999 ACQUISITION DATE


Board of Directors
      Name                                      Title
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Jeff Phillips                  Chairman of Board
Gregory v. Gibson              Board Member
Steven K. Radowicz             Board Member

Management
      Name                                      Title
--------------------------------------------------------------------------------

Michael Fagan                  Vice President of Operations
J. Eric Arterburn              Vice President Design Development
William Childers               Vice President MIS
Mark Cullivan                  Vice President Processing and Fulfillment
Elizabeth Kern                 Assistant Secretary

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